                                                                    EXHIBIT 2.1







                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                  DIVINE, INC.

                      KNOWLEDGE RESOURCES ACQUISITION CORP.

                                       AND

                                  ROWECOM INC.


                                  JULY 6, 2001

                                TABLE OF CONTENTS

                                                                                                                PAGE

ARTICLE I                The Merger; Effective Time; Closing......................................................1
         1.1             The Merger...............................................................................1
         1.2             Effective Time...........................................................................2
         1.3             Closing..................................................................................2
         1.4             Effect of the Merger.....................................................................2

ARTICLE II               Certificate of Incorporation and By-Laws of the Surviving
                         Corporation..............................................................................2
         2.1             Certificate of Incorporation; Name.......................................................2
         2.2             By-Laws..................................................................................2

ARTICLE III              Directors and Officers of the Surviving Corporation......................................2
         3.1             Directors................................................................................2
         3.2             Officers.................................................................................3

ARTICLE IV               Merger Consideration; Conversion or Cancellation of Shares in the
                         Merger...................................................................................3
         4.1             Share Consideration for the Merger; Conversion or Cancellation of Shares in
                         the Merger...............................................................................3
         4.2             Payment for Shares in the Merger.........................................................5
         4.3             Cash For Fractional Parent Shares........................................................7
         4.4             Transfer of Shares after the Effective Time..............................................7
         4.5             Lost, Stolen or Destroyed Certificates...................................................7

ARTICLE V                Representations and Warranties...........................................................7
         5.1             Representations and Warranties of Parent and Merger Sub..................................7
         5.2             Representations and Warranties of the Company...........................................13

ARTICLE VI               Additional Covenants and Agreements.....................................................29
         6.1             Conduct of Business of the Company......................................................29
         6.2             Conduct by Parent.......................................................................31
         6.3             No Solicitation.........................................................................32
         6.4             Meeting of Stockholders.................................................................34
         6.5             Registration Statement..................................................................34
         6.6             Reasonable Efforts......................................................................35
         6.7             Access to Information...................................................................35
         6.8             Publicity...............................................................................35
         6.9             Affiliates of the Company and Parent....................................................36
         6.10            Maintenance of Insurance................................................................36
         6.11            Representations and Warranties..........................................................36
         6.12            Filings; Other Action...................................................................36
         6.13            Tax-Free Reorganization Treatment.......................................................36


                                      -i-


                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                PAGE

         6.14            Company Options and Warrants and Purchase Plan..........................................37
         6.15            Nasdaq Listing..........................................................................38
         6.16            Indemnification.........................................................................38
         6.17            Name Rights.............................................................................39

ARTICLE VII              Conditions..............................................................................39
         7.1             Conditions to Each Party's Obligations..................................................39
         7.2             Conditions to the Obligations of the Company............................................40
         7.3             Conditions to the Obligations of Parent.................................................41

ARTICLE VIII             Termination.............................................................................43
         8.1             Termination by Mutual Consent...........................................................43
         8.2             Termination by either the Company or Parent.............................................43
         8.3             Termination by the Company..............................................................44
         8.4             Termination by Parent...................................................................44
         8.5             Effect of Termination; Termination Fee..................................................45

ARTICLE IX               Miscellaneous and General...............................................................46
         9.1             Payment of Expenses.....................................................................46
         9.2             Non-Survival of Representations and Warranties..........................................47
         9.3             Modification or Amendment...............................................................47
         9.4             Waiver of Conditions....................................................................47
         9.5             Counterparts............................................................................47
         9.6             Governing Law...........................................................................47
         9.7             Notices.................................................................................47
         9.8             Entire Agreement; Assignment............................................................48
         9.9             Parties in Interest.....................................................................49
         9.10            Certain Definitions.....................................................................49
         9.11            Obligation of the Company...............................................................50
         9.12            Severability............................................................................50
         9.13            Specific Performance....................................................................50
         9.14            Recovery of Attorney's Fees.............................................................50
         9.15            Captions................................................................................50

                                  DEFINED TERMS


         1998 Options...........................................................................Section 4.1(c)
         Agreement................................................................................Introduction
         Authorized Representatives................................................................Section 6.7
         Bridge Notes...........................................................................Section 7.3(i)
         Bridge Warrants........................................................................Section 7.3(i)
         Certificate of Merger.....................................................................Section 1.2
         Certificates...........................................................................Section 4.2(b)
         Chatsworth Agreement...................................................................Section 5.2(k)
         Closing...................................................................................Section 1.3
         Closing Date..............................................................................Section 1.3
         Code.........................................................................................Recitals
         Company..................................................................................Introduction
         Company Acquisition Agreement..........................................................Section 6.3(b)
         Company Acquisition Proposal...........................................................Section 6.3(a)
         Company Affiliate.........................................................................Section 6.9
         Company Affiliate Letter..................................................................Section 6.9
         Company Contract.......................................................................Section 5.2(p)
         Company Disclosure Schedule...............................................................Section 5.2
         Company Financial Statements.......................................................Section 5.2(h)(ii)
         Company Intellectual Property Rights................................................Section 5.2(o)(i)
         Company International Employee Plans..............................................Section 5.2(n)(vii)
         Company Key Employees..............................................................Section 5.2(p)(ii)
         Company Option.........................................................................Section 4.1(c)
         Company Option Plans...................................................................Section 5.2(b)
         Company SEC Reports.................................................................Section 5.2(h)(i)
         Company Scheduled Plans.............................................................Section 5.2(n)(i)
         Company Shares.........................................................................Section 4.1(a)
         Company Stockholder Meeting...............................................................Section 6.4
         Company Superior Proposal..............................................................Section 6.3(a)
         Company Termination Fee................................................................Section 8.5(b)
         Company Warrant........................................................................Section 4.1(d)
         Confidentiality Agreement.................................................................Section 6.7
         DGCL......................................................................................Section 1.1
         Director Options.......................................................................Section 4.1(c)
         Effective Time............................................................................Section 1.2
         Employment Agreements........................................................................Recitals
         Environmental Costs and Liabilities....................................................Section 5.2(s)
         Environmental Laws.....................................................................Section 5.2(s)
         ERISA.................................................................................Section 9.10(a)
         Exchange Act...........................................................................Section 5.1(g)
         Exchange Agent.........................................................................Section 4.2(a)
         Exchange Ratio.........................................................................Section 4.1(a)


                                      -i-


         Fractional Securities Fund................................................................Section 4.3
         Governmental Entity...................................................................Section 9.10(b)
         Hazardous Material.....................................................................Section 5.2(s)
         HSR Act................................................................................Section 5.1(g)
         In the Money Options...................................................................Section 4.1(c)
         Indemnification...........................................................................Section 9.9
         Indemnified Personnel.................................................................Section 6.16(a)
         Insurance Policies.....................................................................Section 5.2(u)
         Knowledge.............................................................................Section 9.10(c)
         Material Adverse Effect...............................................................Section 9.10(d)
         Merger.......................................................................................Recitals
         Merger Sub...............................................................................Introduction
         MidTerm Loan...........................................................................Section 7.3(n)
         Name Rights...............................................................................Section 9.9
         NNM.......................................................................................Section 4.3
         Non-Consolidated Financial Statements..............................................Section 5.2(h)(ii)
         Note Purchase Agreement................................................................Section 7.3(j)
         Out of the Money Option................................................................Section 4.1(c)
         Outside Date...........................................................................Section 8.2(a)
         Parent...................................................................................Introduction
         Parent Disclosure Schedule................................................................Section 5.1
         Parent Financial Statements........................................................Section 5.1(i)(ii)
         Parent Rights..........................................................................Section 5.1(c)
         Parent Rights Agreement................................................................Section 5.1(c)
         Parent SEC Reports..................................................................Section 5.1(i)(i)
         Parent Shares..........................................................................Section 4.1(a)
         Parent Termination Fee.................................................................Section 8.5(c)
         Parties..................................................................................Introduction
         Person................................................................................Section 9.10(e)
         Proxy Statement...........................................................................Section 6.5
         Plan Affiliate......................................................................Section 5.2(n)(i)
         Publisher Notes........................................................................Section 7.3(j)
         Restraints.............................................................................Section 7.1(c)
         Returns.............................................................................Section 5.1(m)(i)
         S-4 Registration Statement................................................................Section 6.5
         SEC.................................................................................Section 5.1(i)(i)
         Securities Act.........................................................................Section 5.1(g)
         Senior Credit Agreement................................................................Section 7.3(g)
         Share Consideration....................................................................Section 4.2(a)
         Significant Tax Agreement.............................................................Section 9.10(f)
         Stock Merger Exchange Fund.............................................................Section 4.2(a)
         Subsidiary............................................................................Section 9.10(g)
         Substitute Non-Director Option.........................................................Section 4.1(c)
         Substitute Non-Director Options........................................................Section 4.1(c)
         Substitute Options.....................................................................Section 4.1(c)


                                      -ii-

         Substitute Warrant.....................................................................Section 4.1(d)
         Surviving Corporation.....................................................................Section 1.1
         Tax...................................................................................Section 9.10(h)
         Taxes.................................................................................Section 9.10(h)
         Termination Fee........................................................................Section 8.5(c)
         Transaction Expenses......................................................................Section 9.1

                                    EXHIBITS

         Employment Agreements.......................................................................Exhibit A
         Company Affiliate Letter....................................................................Exhibit B
         Senior Credit Agreement Term Sheet..........................................................Exhibit C
         Bridge Note Term Sheet......................................................................Exhibit D
         Foreign Financing Terms.....................................................................Exhibit E
         Consents....................................................................................Exhibit F
         MidTerm Loan Modifications..................................................................Exhibit G

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of July 6, 2001, by and among DIVINE, INC., a Delaware corporation ("Parent"), KNOWLEDGE RESOURCES ACQUISITION CORP., a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and ROWECOM INC., a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties". Capitalized terms used herein are defined as referenced in the Table of Defined Terms contained herein.


                                    RECITALS

         WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of such corporation and its respective stockholders that the Company and Parent enter into a business combination through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger and declared the Merger advisable to its respective stockholders;

         WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, concurrently with the execution hereof, the Company is entering into employment agreements attached as Exhibit A-1, A-2, A-3, A-4 and A-5 hereto with the respective employees identified therein (collectively referred to as, the "Employment Agreements"), which employment agreements will become effective only if and when the Merger is consummated.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I

                       THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

         1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         1.3 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

         1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II

      CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION; NAME. At the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law, and the name of the Surviving Corporation shall be the Company's name.

         2.2 BY-LAWS. At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

                                  ARTICLE III

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1 DIRECTORS. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

         3.2 OFFICERS. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

                                   ARTICLE IV

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

            (a) CONVERSION OF COMPANY STOCK. Subject to Section 4.3 hereof, each share of common stock, $0.01 par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(e)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 0.75 shares of Class A common stock, $0.001 par value, of Parent (collectively, "Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the "Exchange Ratio."

            (b) STOCK OF MERGER SUB. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

            (c) COMPANY OPTION. Each option to purchase Company Shares (each, a "Company Option"), other than options issued under the Company's 1999 Non-Employee Director Plan (the "Director Options"), which (i) is outstanding and unexercised immediately prior to the Effective Time pursuant to the Company Option Plans in effect on the Closing Date hereof and (ii) has an exercise price less than or equal to the product of (A) the closing sale price for a Parent Share, as reported on the Nasdaq National Market ("NNM") (as reported in THE WALL STREET JOURNAL, Midwest Edition) on the trading day immediately preceding the Effective Time and (B) the Exchange Ratio

         (the "In the Money Options"), shall become and represent an option to purchase the number of Parent Shares (rounded down to the nearest full share) (a "Substitute Non-Director Option") under the Parent's 1999 Stock Incentive Plan or the Parent's 2001 Stock Incentive Plan, as may be determined by Parent prior to the Closing, determined by multiplying
         (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares (rounded up to the nearest tenth of a cent) equal to the exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. Each Director Option which (i) is outstanding and unexercised immediately prior to the Effective Time and (ii) has an exercise price less than or equal to the product of (A) the closing sale price for a Parent Share, as reported on the NNM (as reported in THE WALL STREET JOURNAL, Midwest Edition) on the trading day preceding the date hereof and (B) the Exchange Ratio (the "In the Money Director Options"), shall become and represent an option to purchase the number of Parent Shares (rounded down to the nearest full share) (a "Substitute Director Option" and together with the "Substitute Non-Director Options", the "Substitute Options") under the Parent's 1999 Stock Incentive Plan or the Parent's 2001 Stock Incentive Plan, as may be determined by Parent prior to the Closing, determined by multiplying (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Options in lieu of issuing fractional Parent Shares upon the exercise of Substitute Options for Parent Shares. After the Effective Time, except as provided above in this Section 4.1(c), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time (including that all such Substitute Options shall be immediately exercisable pursuant to the terms of such Company Option Plan). The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described in this Section 4.1(c). Parent will reserve a sufficient number of Parent Shares for issuance under this
         Section 4.1(c). Any Company Option granted under the Company's Amended and Restated 1998 Stock Incentive Plan which is not an In the Money Option shall be hereinafter referred to as an "Out of the Money Option."

            (d) COMPANY WARRANTS. Each outstanding warrant to purchase Company Shares (each, a "Company Warrant") shall be assumed by Parent (in accordance with the further provisions contained in Section 6.14) and each assumed warrant shall be converted into and represent a warrant to purchase the number of Parent Shares (a "Substitute Warrant") (rounded down to the nearest full share) at an exercise price, each as determined in accordance with the terms of such warrant or any agreement entered into among the Company and the holder of such warrant pursuant to the last sentence of this Section 4.1(d). In the event a Company Warrant does not specify that such Company Warrant shall convert to a warrant to purchase Company Shares upon consummation of a transaction similar to the Merger, such Company Warrant be converted into and represent a Substitute Warrant to purchase a number of Parent Shares (rounded down to the nearest full share), determined by multiplying (i) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price equal to the exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. If any such Company Warrant requires the consent or agreement of the holder of such Company Warrant in connection with the Merger or in order for such Company Warrant to convert into warrants to purchase Parent Shares, the Company shall use their commercially reasonable efforts to obtain such consent or agreement.

            (e) CANCELLATION OF PARENT OWNED AND TREASURY STOCK. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

            (f) ADJUSTMENTS TO THE EXCHANGE RATIO. In the event of any reclassification, stock split or stock dividend with respect to Parent Shares, any change or conversion of Parent Shares into other securities or any other dividend or distribution in Parent Shares with respect to outstanding Parent Shares (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

         4.2 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for Shares in the Merger shall be as follows:

            (a) EXCHANGE AGENT. On or prior to the Closing Date, Parent shall make available to Computershare Investor Services, LLC., or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund required to be issued pursuant to
         Section 4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any purpose other than as set forth in this Agreement.

            (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the

         "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Subject to Section 4.5, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

            (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the date of such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

            (d) TRANSFERS OF OWNERSHIP. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (e) NO LIABILITY. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares, in accordance with Section 4.3, cash in lieu of fractional Parent Shares or any dividend to which the holders thereof are entitled, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

            (f) TERMINATION OF FUNDS. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

         4.3 CASH FOR FRACTIONAL PARENT SHARES. No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing sale price of a Parent Share on the NNM on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

         4.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. All Share Consideration issued upon the surrender for exchange of Company Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and no further registration of transfers shall be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

         4.5 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares, cash for fractional shares, if any, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Parent Disclosure Schedule").

            (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so could not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has all requisite power and authority to own its properties and to carry on its business as it is now being conducted.

            (b) OPERATIONS OF MERGER SUB. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            (c) CAPITALIZATION. The authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Class A common stock, $0.001 par value per share, of which 138,973,759 shares were issued and outstanding on May 31, 2001, (ii) 100,000,000 shares of Class C common stock, $0.001 par value per share, of which 6,777,777 were issued and outstanding on the date hereof, 50,000,000 shares of preferred stock, $0.001 par value per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. The Parent Shares to be issued pursuant to the Merger, upon the exercise of Substitute Warrants and upon exercise of Substitute Options will include a corresponding number of rights (such rights being hereinafter referred to collectively as "Parent Rights") to purchase shares of Series A Junior Participating Stock pursuant to the Rights Agreement dated as of February 12, 2001 (the "Parent Rights Agreement") between Parent and Computershare Investor Services, LLC., as Rights Agent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, 1,000 shares of which are issued and outstanding and held by Parent.

            (d) LISTINGS. Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

            (e) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the Merger and the related issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including, in the case of Parent, any action or approval by its stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            (f) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Neither Parent nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation, by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

            (g) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or by-laws (or other similar documents) of Parent or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of Parent or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust or competition laws of foreign countries, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(g) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

            (h) LITIGATION. Except as set forth in the Parent SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably likely to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on Parent or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment order, writ, injunction or decree which (i) has or may have the effect of impairing Parent's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

            (i) SEC REPORTS; FINANCIAL STATEMENTS.

               (i) Parent has filed all forms, reports and documents with the
            Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

               (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with generally accepted accounting principles and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

               (iii) Since December 31, 2000, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

            (j) NO LIABILITIES. Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against Parent or any of its Subsidiaries, except for indebtedness, liabilities or obligation (i) which are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) which have been incurred after the date of the most recent Parent Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (k) ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as described in the Parent SEC Reports, since December 31, 2000, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on the Parent; (ii) any damage, destruction or loss of any assets (whether or not covered by insurance) of the Parent or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent; or (iii) any other action or event that would have required the consent of the Company pursuant to Section 6.2 had such action or event occurred after the date of this Agreement.

            (l) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors which is contained in any of the foregoing documents.

            (m) TAXES.

               (i) Parent and each of its Subsidiaries have timely filed (taking all extensions into account) all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its Subsidiaries and has paid all Taxes shown to be due thereon. All Returns were true and correct in all material respects when filed. Parent has made accruals for Taxes on the Parent Financial Statements which are adequate in all material respects to cover the aggregate Tax liability of Parent and its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements.

               (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) There is no Tax deficiency outstanding, assessed or, to
            Parent's Knowledge, proposed against Parent or any of its Subsidiaries, except for any deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

               (iv) Except as could not reasonably be expected to have,
            individually or in the aggregate, a Material Adverse Effect, on Parent, to Parent's Knowledge, no federal or state Tax audit or other examination of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified in writing of any request for such a federal or material state Tax audit or other examination.

               (v) Parent is not, and has not at any time been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (n) TRANSACTIONS WITH AFFILIATES. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            (o) NOT AN INVESTMENT COMPANY. Parent is not an "investment company" within the meaning of that term as used in the Investment Company Act of 1940, as amended.

         5.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the "Company Disclosure Schedule").

            (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.

            (b) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 34,000,000 shares of common stock, $0.01 par value per share, of which 12,484,644 shares were issued and outstanding on June 30, 2001, and (ii) 23,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 2,457,706 Company Shares issued pursuant to the 1997 Stock Incentive Plan, the Amended and Restated 1998 Stock Incentive Plan and the 1999 Non-Employee Director Stock Option Plan and 801,220 Company Shares to be issued pursuant to the 1999 Employee Stock Purchase Plan (collectively, the "Company Option Plans") and warrants to purchase 1,370,056 Company Shares, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries. Upon consummation of the Merger, the Company Warrants shall convert into Substitute Warrants which will entitle the holder to purchase a number of Parent Shares equal to the number of Company Shares issuable upon exercise of the Company Warrants immediately prior to the Effective Time multiplied by the Exchange Ratio. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger or upon exercise of Substitute Options or Substitute Warrants. The Company has provided to Parent a list, as of June 30, 2001 of the outstanding options and warrants to acquire Company Shares, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants resulting from the consummation of the transactions contemplated by this Agreement. Since June 30, 2001 no options or warrants have been issued or accelerated or had their terms modified.

            (c) FAIRNESS OPINION. The Board of Directors of the Company has received an oral opinion from Chatsworth Securities, LLC, which shall be confirmed in writing prior to Closing, and addressed to the Board of Directors of the Company, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Company Shares in the Merger is fair to such holders from a financial point of view and a copy of such opinion will be provided to Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

            (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Neither the Company nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation or by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or by-laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of the Company or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act, the Exchange Act and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this
         Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

            (g) LITIGATION. Except as disclosed in Company SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that would have, or that would otherwise have, individually or in the aggregate, a Material Adverse Effect on the Company or a Material Adverse Effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or
         (ii), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

            (h) SEC REPORTS; FINANCIAL STATEMENTS.

               (i) The Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (ii) The consolidated balance sheets and the related statements of income, stockholders' equity or deficit and cash flow (including the related notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with generally accepted accounting principles and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The Company has delivered to Parent the balance sheets for each non-consolidated Subsidiary of the Company as of December 31, 2000 and April 30, 2001 and related statement of income, stockholder's equity or deficit and cash flow (including the related notes thereto) of each non-consolidated Subsidiaries of the Company for the twelve and four month periods, respectively, then ended (collectively, the "Non-Consolidated Financial Statements"). The Non-Consolidated

            Financial Statements of each such Subsidiary fairly present the financial position, results of operations and cash flow of such Subsidiary as of the date thereof and for the period then ended and comply in all material respects with generally accepted accounting principles.

               (iii) Since December 31, 2000, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

            (i) NO LIABILITIES. Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Company or any of its Subsidiaries, except for indebtedness, obligations, and liabilities (i) which are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) which have been incurred after the most recent company Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action) or (iv) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

            (j) ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as described in the Company SEC Reports, since December 31, 2000, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss of assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the

         Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company; (vi) any waiver by the Company or any of its Subsidiaries of any rights of material value or (vii) any other action or event that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.

            (k) BROKERS AND FINDERS. Except for the fees and expenses payable to Chatsworth Securities, LLC pursuant to that certain letter agreement dated March 27, 2001, as amended from time to time prior to the date hereof (the "Chatsworth Agreement"), a true and complete copy of which (including all amendments) has been furnished to Parent, or the letter agreement with Chatsworth Securities, LLC entered into in order to satisfy the condition set forth in Section 7.3(m) of this Agreement, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

            (l) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent so that such event may be so described and such amendment or supplement promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or related to, Parent or Merger Sub or any of their affiliates or advisors which is contained in any of the foregoing documents.

            (m) TAXES.

               (i) The Company and each of its Subsidiaries have timely filed
            (taking all extensions into account) all Returns required by applicable Tax law to be filed by the Company and each of its Subsidiaries and have paid all Taxes shown to be due thereon. All Returns were true and correct in all material respects when filed. The Company has made accruals for Taxes on the Company Financial Statements which are adequate in all material respects to cover the aggregate Tax liability of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements.

               (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) There is no Tax deficiency outstanding, assessed, or to the
            Company's Knowledge, proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no material liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

               (iv) To the Company's Knowledge, no federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified either in writing or orally of any request for such a federal or material state Tax audit or other examination.

               (v) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
            Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (vi) Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

               (vii) Except for the group of which the Company and its
            Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

               (viii) The Company is not, and has not at any time been, a
            "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (n) EMPLOYEE BENEFITS.

               (i) Section 5.2(n)(i) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), severance agreement, change of control agreement, employment agreement, consulting agreement, collective bargaining agreement and other material fringe benefit, severance, medical, hospital, dental, life, disability, excess benefit, bonus, stock option, stock purchase, other incentive, tuition reimbursement, automobile use, club membership, top hat, deferred compensation plan, policy, program, or arrangement for the benefit of employees, former employees, directors, independent contractors, or any beneficiaries or dependents thereof, of the Company or any current Plan Affiliate, with respect to which the Company or any current Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted)(all such plans, policies, programs, agreements, or arrangements, other than the Company International Employee Plans, are referred to in this Agreement as "Company Scheduled Plans"). A "Plan Affiliate" is each entity which is or has ever been treated as a single employer with the Company pursuant to Section 4001, of ERISA or Section 414 of the Code. The Company has provided Parent with copies of all employee manuals of the Company and its Subsidiaries that include personnel policies applicable to any of their respective employees.

               (ii) The Company has made available to Parent a complete and accurate copy of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan during the last three (3) years; a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan; the current summary plan description and summary of material modifications thereto with respect to each such plan. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as understood by the Company as of the date of this Agreement.

               (iii) Except in the case of instances of non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Company Scheduled Plan (1) has been in compliance and currently complies in form and in operation with all applicable requirements of ERISA and the Code, and any other legal requirements; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (3) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where intended by the Company for federal income tax exclusions to its participants, federally tax-exempt income for its funding vehicle, and the allowance of federal income tax deductions and credits with respect to contributions thereto. Each Company Scheduled Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or recognition of exemption from the Internal Revenue Service on which the Company on which the Company can rely.

               (iv) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

               (v) Except as could not reasonably be expected to have,
            individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each Company Scheduled Plan, no Person: (1) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (2) has breached a fiduciary obligation or violated Sections 402, 403 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (4) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code. No Company Scheduled Plan is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of
            Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

               (vi) No Company Scheduled Plan provides retiree health coverage to any person for any reason, except as may be required by COBRA or applicable state insurance laws, and neither the Company nor any Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

               (vii) Except in the case of instances of non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (1) each Company Scheduled Plan that as to which the Company or any Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the "Company International Employee Plans") has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan; and
            (2) no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued.

               (viii) Neither the Company nor any current Plan Affiliate has any liability (including, but not limited to, any contingent liability) with respect to any plan subject to Title IV of ERISA or Section 412 of the Code, or any plan maintained by any former Plan Affiliate.

               (ix) Other than as a result of the provisions of this Agreement or by reason of actions taken following the Closing, the consummation of the transactions contemplated by this Agreement will not, under any Company Scheduled Plan, (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (4) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

            (o) COMPANY INTANGIBLE PROPERTY.

               (i) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks, copyrights, trade secrets and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used, sold, distributed or licensed in or as part of the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights").

               (ii) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement, the consummation of the Merger or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries. Neither execution and delivery of this Agreement, the consummation of the Merger nor the performance of the Company's obligations under this Agreement will give any party the right to modify, terminate or limit the ability of the Company to conduct its business or otherwise use or provide the use of the Company Intellectual Property Rights to others.

               (iii) To the Company's Knowledge, all patents, registered
            trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which are material to its business are valid and enforceable and, to the Company's Knowledge, the Company's use, sale or distribution of Company Intellectual Property Rights does not infringe on the intellectual property rights of any third party. Neither the Company nor any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which claims if proven, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect on the Company.

               (iv) The Company and its Subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all the Company Intellectual Property Rights owned by the Company or its Subsidiaries.

            (p) AGREEMENTS, CONTRACTS AND COMMITMENTS; MATERIAL CONTRACTS. Except as set forth in the Section 5.2(p) of the Company Disclosure Schedule or as filed prior to the date hereof as an exhibit to the Company's SEC Reports, neither the Company nor any of its Subsidiaries is a party to or is bound by:

               (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $500,000;

               (ii) any employment or consulting agreement, contract or
            commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

               (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iv) any agreement of indemnification or guaranty by the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

               (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or limits the use or exploitation of the Company Intellectual Property Rights;

               (vi) any joint venture, partnership, and other Contract (however named) involving a sharing of profits or losses by the Company or any of its Subsidiaries with any other Person;

               (vii) any contract for capital expenditures in excess of
            $250,000;

               (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

               (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $500,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations;

               (x) any joint marketing, distribution or development agreement or other material contract of the Company or any of its Subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule; or

               (xi) all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property used by the Company or any of its Subsidiaries in their respective businesses.

                           A true and complete copy (including all amendments) of each Company Contract, or a summary of each oral contract, has been made available to Parent. Each contract set forth in Section 5.2(p)(i)-(xi) of the Company Disclosure Schedule (a "Company Contract") is in full force and effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

            (q) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity;
         (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful payment to any Person or entity.

            (r) LISTINGS. The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

            (s) ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner that could create any material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of this Section 5.2(s), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

            (t) TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statement or acquired after the date thereof. None of the property owned by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since December 31, 2000, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business, consistent with past practices.

            (u) INSURANCE. The Company has delivered to Parent complete and accurate copies of all insurance policies (including "self-insurance" programs) now maintained by the Company or any of its Subsidiaries (the "Insurance Policies") and all general liability policies maintained by the Company or any of its Subsidiaries during the past five years with respect to the Company's business or assets. The Insurance Policies are in full force and effect, the Company is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such Insurance Policies.

            (v) LABOR AND EMPLOYEE RELATIONS.

               (i) (A) None of the employees of the Company or any of its
            Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

               (ii) The Company has made available to Parent a description of all written employment policies under which the Company and each of its Subsidiaries is operating.

               (iii) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

               (iv) To the Knowledge of the Company, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any of its Subsidiaries.

            (w) PERMITS. The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. Neither the Company nor any of its Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.

            (x) TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            (y) FOREIGN RESTRUCTURING. The reorganization of the Company's foreign Subsidiaries and operations, including, without limitation, the transfer of RoweCom France SAS from RoweCom Global Holdings BVI to RoweCom Reala, the transfer of RoweCom Australia, RoweCom Korea and RoweCom Taiwan from RoweCom Inc. to RoweCom France SAS, and the transfer of RoweCom UK and RoweCom Spain from RoweCom Global Holdings BVI to RoweCom France SAS, has been completed and all governmental consents, filings, registrations, approvals, and any other actions required in connection with such reorganization have been obtained, made or taken.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business and to cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use and cause each of its Subsidiaries to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company or any such Subsidiaries, to the end that the goodwill and ongoing businesses of Company and each of its Subsidiaries be unimpaired at the Effective Time. Except as expressly provided for by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

            (a) Except as provided in the benefit plans and agreements of the Company or any of its Subsidiaries, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

            (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

            (c) Except as provided in this Agreement or the benefit plans and agreements of the Company or any of its Subsidiaries, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the past agreements of the Company or any of its Subsidiaries under similar circumstances;

            (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than the standard forms of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practices;

            (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

            (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

            (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company or any of its Subsidiaries;

            (h) Issue, deliver, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of Company Shares pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) Company Shares issuable to participants in the Stock Purchase Plan consistent with the terms of that Plan;

            (i) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws;

            (j) Sell, lease, license, encumber or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

            (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such prohibited indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others;

            (l) Except as required by law, adopt or amend any Company Scheduled Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee;

            (m) Revalue any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

            (n) Except as set forth in the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or the notes thereto);

            (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

            (p) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (o) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

         6.2 CONDUCT BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the

Effective Time, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

            (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than any merger or consolidation in which Parent would not become a Subsidiary of any other person);

            (b) adopt any amendments to its Certificate of Incorporation which would materially adversely affect the terms and provisions of the Parent Shares or the rights of the holders of such shares; or

            (c) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.2, or any action which would cause or would be reasonably likely to cause, any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not to be satisfied.

6.3      NO SOLICITATION.

            (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries or its or their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Acquisition Proposal that is or reasonably may be expected to lead to a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Acquisition Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Acquisition Proposal, including the identity of the Person making such Company Acquisition Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Acquisition Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or the assets representing more than twenty percent (20%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, PROVIDED, HOWEVER, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited by the Company, or by other persons in violation of the first sentence of this Section 6.3(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with Chatsworth Securities LLC or another financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger, taking into account, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the availability to the person or entity making such Company Superior Proposal of the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

            (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith (after consultation with its outside counsel),
         (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company after consultation with its outside counsel), such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that, except as required by their fiduciary duties as determined in good faith and after consultation with its outside counsel, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

         6.4 MEETING OF STOCKHOLDERS. Promptly after the date hereof, and subject to the fiduciary duties of the Company's board of directors under applicable law, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and by-laws to convene a meeting of stockholders ("Company Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon this Agreement and the Merger.

         6.5 REGISTRATION STATEMENT. Parent will, as promptly as practicable (but not earlier than August 1, 2001), prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable (but not earlier than August 1, 2001), prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). The Company and Parent will, and will use commercially reasonable efforts to cause their accountants and lawyers to, use their commercially reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable thereafter, including, without limitation, using commercially reasonable efforts to cause their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, including, in the case of the Company, using commercially reasonable efforts to cause its tax counsel or accountants to render the tax opinion referred to in Section 6.13 below on the date the preliminary Proxy Statement is filed with the SEC. In rendering this opinion, the Company's tax counsel or accountants will be entitled to require and rely upon the representations set forth in certificates to be delivered by each of Parent, Merger Sub, and the Company. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date after the S-4 Registration Statement is declared effective by the SEC and the Company shall use its commercially reasonable efforts to hold such Company Stockholders Meeting as soon as practicable after the S-4 Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

         6.6 REASONABLE EFFORTS. The Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (b) use their reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 ACCESS TO INFORMATION. Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated April 25, 2001 (the "Confidentiality Agreement").

         6.8 PUBLICITY. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

         6.9 AFFILIATES OF THE COMPANY AND PARENT. The Company has identified to Parent each person known to the Company to be an "affiliate" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit C (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

         6.10 MAINTENANCE OF INSURANCE. Between the date hereof and through the Effective Time, the Company will maintain in full force and effect all of its and its Subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

         6.11 REPRESENTATIONS AND WARRANTIES. Each of the Company and Parent shall give prompt notice to the other if it acquires Knowledge of any circumstances that would cause any of its representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

         6.12 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and comparable foreign laws, rules and regulations, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act and comparable foreign laws, rules and regulations; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Parent, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to obtain all written consents, assignments, waivers, authorizations, or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company or any of its Subsidiaries and for the Company to consummate the transactions contemplated hereby.

         6.13 TAX-FREE REORGANIZATION TREATMENT. Prior to the Effective Time, and if the Company's tax counsel or accountants deliver the opinion referred to in Section 7.2(d), then also after the Effective Time the Parties shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Prior to the Effective Time, and if the Company's tax counsel or accountants deliver the opinion referred to in
Section 7.2(d), then also after the Effective Time, each of Parent, Merger Sub, and the Company (i) shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code, and (ii) shall comply with the record-keeping and information-reporting requirements set forth in Treas. Reg. ss. 1.368-3. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain the opinion of its tax counsel or accountants to the effect that the Merger should, or is more likely than not to, constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering this opinion, the Company's tax counsel or accountants will be entitled to require and rely upon the representations set forth in certificates to be delivered by each of Parent, Merger Sub, and the Company.

         6.14 COMPANY OPTIONS AND WARRANTS AND PURCHASE PLAN

            (a) After the Effective Time, except as provided above, each Substitute Option and Substitute Warrant shall be subject to the same terms and conditions as were applicable under the related Company Option or Company Warrant, as applicable, immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options or Company Warrants in lieu of the substitution therefor of Substitute Options or Substitute Warrants, as applicable and as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option or Company Warrant, as applicable, an appropriate notice setting forth such holder's right to acquire Parent Shares under the Company Options or Company Warrants, as applicable, of such holder and such Company Option or Company Warrant, as applicable, shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Options or Company Warrants, as applicable.

            (b) Parent will, as promptly as practicable (but not earlier than the Effective Time), prepare and file with the SEC a registration statement on Form S-3 in connection with the registration under the Securities Act of the Parent Shares issuable upon exercise of the Substitute Warrants.

            (c) The Company will use its commercially reasonable efforts to terminate the Company Options, other than the In the Money Options, In the Money Director Options and Out of the Money Options, and to obtain from the holders of Company Options, other than In The Money Options and In the Money Director Options, any agreements necessary to terminate such Company Options and to obtain from the holders of In the Money Options and In the Money Director Options, any agreements necessary to convert such Company Options pursuant to Section 4.1(c) or
         Section 7.3(e), as applicable, of this Agreement.

            (d) The Company shall not commence any "offering periods" under its 1999 Employee Stock Purchase Plan after the date hereof, and shall apply all amounts deducted and withheld thereunder to purchase Company Shares in accordance with the provisions thereof.

            (e) Immediately following the Effective Time, the Surviving Corporation shall notify each of the holders of the Out of the Money Options of (i) the consummation of the Merger and (ii) their right to exercise their Out of the Money Options to purchase Company Shares pursuant to the terms of their Out of the Money Options within ten (10) days of the date of such notice. To the extent the holders of the Out of the Money Options exercise their rights to purchase Company Shares in accordance with the notice and pursuant to the terms of the Out of the Money Options and pay the exercise price for such Company Shares, the holders of such Out of the Money Options will receive that number of Parent Shares equal to the number of Company Shares to be issued in connection with the exercise of such Out of the Money Options by the holder thereof multiplied by the Exchange Ratio (rounded down to the nearest whole number). If any such Out of the Money Options are not exercised within such ten (10) day period, such Out of the Money Options will terminate.

         6.15 NASDAQ LISTING. Parent agrees to authorize for listing on the NNM the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

         6.16 INDEMNIFICATION.

            (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Indemnified Personnel"). The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages at least as favorable to the Indemnified Personnel as those set forth in the current certificate of incorporation and by-laws of the Company, and for a period of six years from the Effective Time, those provisions will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Personnel, except to the extent, if any, that such modification is required by applicable law.

            (b) After the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law indemnify and hold harmless each of the Indemnified Personnel against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any actual or alleged action or omission in the capacity of a director, officer, employee, or agent of the Company or any of its Subsidiaries occurring prior to the Effective Time (including without limitation actions or omissions relating to the Merger) for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by Parent will be reasonably satisfactory to the Indemnified Personnel, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld, delayed, or conditioned); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Personnel as group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more of the Indemnified Personnel.

            (c) The Surviving Corporation will secure a "tail" on the Company's existing directors' and officers', errors and omissions, employment practices and fiduciary liability insurance policies for a period of at least six (6) years, provided that the total cost of such "tail" shall not exceed $700,000.

         6.17 NAME RIGHTS. If at any time after the Effective Time, Parent or the Surviving Corporation decides to discontinue active commercial use of the name "RoweCom", any related terms including the root term "Rowe," and/or the domain name "Rowe.com," then the Surviving Corporation will so inform Dr. Richard R. Rowe (or his legatees, heirs, or assigns) of this and will assign such name, term(s), and/or domain name, as the case may be, to Dr. Rowe (or his legatees, heirs, or assigns). The transferee shall be required to reimburse the Surviving Corporation for any reasonable out-of-pocket costs incurred by it in connection with such assignment, but no additional consideration shall be required therefor.

                                  ARTICLE VII

                                   CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

            (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company;

            (b) The SEC shall have declared the S-4 Registration Statement effective. No stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto;

            (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

            (d) The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired or been terminated; and

            (e) The Parent Shares issuable to stockholders and other securityholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Substitute Options and Substitute Warrants) shall have been authorized for listing on the NNM upon official notice of issuance.

         7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

            (a) the representations and warranties of Parent set forth in
         Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent's Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded);

            (b) Parent shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

            (c) Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) and (b) of this Section 7.2 is satisfied in all respects; and

            (d) The Company shall have received the written opinion of its tax counsel or accountants, addressed to it, dated as of the Closing Date, in a form reasonably acceptable to it, and to the effect that in such counsel's or accountants' opinion, the Merger should, or is more likely than not to, constitute a "reorganization" within the meaning of
         Section 368(a) of the Code. In rendering such opinion, such tax counsel or accountants will be entitled to require delivery of and rely on representations set forth in certificates to be delivered by each of Parent, Merger Sub, and the Company.

         7.3 CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

            (a) the representations and warranties of the Company set forth in
         Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company's Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded);

            (b) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

            (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a) and (b) of this Section 7.3 has been satisfied in all respects;

            (d) the employment of those employees who executed the Employment Agreements shall not have been terminated;

            (e) Prior to the Effective Time, each Company Option, other than In the Money Options, In the Money Director Options and the Out of the Money Options, shall have been terminated. To the extent the option agreement or option plan governing any Company Option does not currently permit the Company to take any of the actions, or have the effect upon consummation of the Merger, contemplated by Section 4.1(c) or the foregoing sentence of this Section 7.3(e), the Company shall have entered into agreements with the holders of such Company Options which allow the Company to take the actions, or have the effect upon consummation of the Merger, contemplated by Section 4.1(c) or the foregoing sentence of this Section 7.3(e), which agreements shall be in a form reasonably acceptable to Parent;

            (f) Each holder of a Company Warrant shall have executed all such consents or agreements as may be required or necessary (i) pursuant to the terms of such warrant in order to consummate the Merger and convert such warrant into a Substitute Warrant, and (ii) to waive (A) the obligation to maintain the effectiveness of a registration statement for the shares issuable upon exercise of such Substitute Warrant during the twenty (20) day period commencing at the Effective Time, or (B) any penalties resulting from the failure to maintain such effectiveness during such period, which consent or agreement shall be in form reasonably acceptable to Parent;

            (g) The Company shall have executed a Credit Agreement, in a form reasonably acceptable to the Parent, providing the Company and its Subsidiaries with financing for its U.S. operations on terms and conditions at least as favorable to the Company and its Subsidiaries as those terms and conditions set forth in the term sheet attached hereto as Exhibit C (the "Senior Credit Agreement");

            (h) All conditions to the funding under the Senior Credit Agreement shall have been satisfied, no defaults or events of default under the Senior Credit Agreement shall exist and no event shall have occurred that, with the passage of time, the giving of notice or both, would constitute a default or event of default under the Senior Credit Agreement;

            (i) The holders of the series of promissory notes dated May 26, 2000 for an aggregate principal amount of $6,175,000 (the "Bridge Notes") and the warrants to purchase Company Shares issued in connection with the issuance of the Bridge Notes or the extension thereof (the "Bridge Notes') shall have entered into an agreement with the Company, in a form reasonably acceptable to Parent and on terms and conditions at least as favorable, in the aggregate, to the Company and its Subsidiaries as those terms and conditions set forth in the term sheet attached hereto as Exhibit D;

            (j) The Company's French Subsidiaries, RoweCom Reala and RoweCom France SAS, shall have obtained a credit facility on the terms and conditions at least as favorable, in the aggregate, to such Subsidiaries as those contained in such financing documents for the 2000-2001 subscription year, including, without limitation, those terms set forth on Exhibit E, pursuant to agreements in forms reasonably acceptable to Parent, and there shall not exist any defaults or events of default under such credit facility as of the Effective Time, and no event shall have occurred, including but not limited to, the consummation of any transaction contemplated hereby, which with the passage of time, the giving of notice or both would constitute such a default or event of default and all conditions to the funding of such credit facility set forth in such agreement shall have been satisfied;

            (k) The Company shall have received declaratory relief from a court of competent jurisdiction that the sole owner of RoweCom UK Ltd., a company organized under the laws of Great Britain, is RoweCom Global Holdings Ltd., a company organized under the laws of the British Virgin Islands; and

            (l) The compensation committee of the board of directors of the Company shall have approved the mailing of a notice to the holders of the Out of the Money Options of their right, upon consummation of the Merger, to exercise their Out of the Money Options and the termination of such Out of the Money Options in the event such Out of the Money Options is not exercised in accordance with terms of such notice.

            (m) The Company shall have received all consents, waivers, authorizations necessary to provide for the continuation in full force and effect of at least fifty percent (50%) of the contracts and agreements listed on Exhibit F in accordance with the terms of such contracts or agreements in effect on date hereof.

            (n) RoweCom France SAS shall have obtained a waiver and amendment to its existing midterm loan with BNP Paribas and Credit Lyonnais (the "MidTerm Loan"), which waiver and amendment shall contain those modifications set forth on Exhibit G and shall be in form reasonably satisfactory to Parent, there shall not exist any defaults or events of default under the MidTerm Loan as of the Effective Time or arising as a result of the consummation of the transactions contemplated hereby and no event shall have occurred which with the passage of time, the giving of notice or both would constitute a default or event of default.


                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining the requisite approval of the stockholders of the Company, by the mutual written consent of the Company and Parent.

         8.2 TERMINATION BY EITHER THE COMPANY OR PARENT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

            (a) the Merger shall not have been consummated by December 31, 2001 (the "Outside Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

            (b) if any Restraint shall be in effect and shall have become final and nonappealable; or

            (c) at the duly held Company Stockholders Meeting (including any adjournments thereof), the requisite approval of the Company's stockholders shall not have been obtained; provided, however, that the Company's right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.3 and 6.4.

         8.3 TERMINATION BY THE COMPANY. This Agreement may be terminated by the Company upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that
(i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such failure to comply.

         8.4 TERMINATION BY PARENT. This Agreement may be terminated by Parent upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after any action of the Board of Directors of Parent, if:

            (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in
         Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching party of notice of such failure to comply;

            (b) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3 or (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is signed;

            (c) the conditions set forth in Section 7.3(g) have not been satisfied, and will not be satisfied, prior to the Outside Date, in Parent's reasonable judgment and if Parent is obligated to pay the $1,200,000 termination fee to the Company pursuant to Section 8.5(c) hereof, Parent shall concurrently pay such termination fee to the Company.

         8.5 EFFECT OF TERMINATION; TERMINATION FEE.

            (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.7, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or
         (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

            (b) In the event that (i)(1) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (2) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (3) thereafter this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.2(a) due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (y) Section 8.2(c), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b) or (iii) the Company terminates this Agreement, for any reason, other than pursuant to
         Section 8.1, 8.2 or 8.3 hereof, then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $800,000 (the "Company Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

            (c) In the event that Parent terminates this Agreement pursuant to
         Section 8.4(c) as a result of the failure of the conditions set forth in Section 7.3(g), Parent shall pay to the Company (i) $1,200,000 upon such termination and (ii) an amount equal to the lesser of (1) $250,000 and (2) all Transaction Expenses incurred by the Company prior to such termination promptly but in no event later than the fifth business day after receipt of an invoice from the Company for such Transaction Expenses, including reasonably detailed backup for such Transaction Expenses (collectively, the "Parent Termination Fee," and collectively with "Company Termination Fee," a "Termination Fee"). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

            (d) If this Agreement is terminated under circumstances in which a party is entitled to receive a Termination Fee, the payment of such Termination Fee shall (i) survive the termination of this Agreement and
         (ii) be the sole and exclusive remedy available to such party, except in the event of (A) a willful and material breach by the other party of any provision of this Agreement or (B) an intentional or knowing material misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity in respect of such willful and material breach or intentional or knowing material misrepresentation. Except as stated in the preceding sentence, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses"). The filing fee for any required filing under the HSR Act or any foreign anti-trust or similar merger control laws shall be borne equally by the Company and Parent.

         9.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

         9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders. After the Effective Time, no provision as to which any third party is an intended third-party beneficiary, as identified in Section 9.9 hereof, may be amended without the prior written consent of all such identified third-party beneficiaries of such provision.

         9.4 WAIVER OF CONDITIONS. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 COUNTERPARTS. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid (effective on the third business day after dispatch), reputable overnight courier (effective on the next business day following dispatch), or by facsimile transmission (with a confirming copy sent by reputable overnight courier) (effective upon dispatch, but only if so confirmed), addressed as follows:

            (a)      if to Parent or Merger Sub, to:

                     divine, inc.
                     1301 North Elston Avenue
                     Chicago, Illinois 60622
                     Attention:       Jude Sullivan, Esq.
                     Facsimile:       (773) 394-6603


                     with a copy to:

                     Katten Muchin Zavis
                     525 West Monroe Street
                     Suite 1600
                     Chicago, Illinois 60661-3693
                     Attention:       Kenneth W. Miller, Esq.
                     Facsimile:       (312) 902-1061


            (b)      if to the Company, to:


                     RoweCom Inc.
                     15 Southwest Park
                     Westwood, Massachusetts 02090
                     Attention:       Richard R. Rowe
                     Facsimile:       (718) 329-8527


                     with a copy to:

                     Bingham Dana LLP
                     150 Federal Street
                     Boston, Massachusetts 02110
                     Attention:       Brian Keeler, Esq.
                     Facsimile:       (617) 951-8736

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

         9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the exhibits and schedules hereto (including without limitation the parties' respective Disclosure Schedules), together with the Confidentiality Agreement,
(i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise (and any attempt to do so shall be void).

         9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and (except as referred to in the following sentence) inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except that the parties entitled to receive the consideration payable in the Merger pursuant to Article IV hereof are intended third-party beneficiaries of the provisions of Article IV and Section 6.13 hereof, the Indemnified Personnel are intended third-party beneficiaries of the provisions of the provisions of Section 6.16 ("Indemnification") hereof, Dr. Richard R. Rowe and his legatees, heirs, and assigns are intended third-party beneficiaries of the provisions of Section 6.17 ("Name Rights") hereof.

         9.10 CERTAIN DEFINITIONS. As used herein:

            (a) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

            (b) "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

            (c) "Knowledge" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party.

            (d) "Material Adverse Effect" shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, or condition of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that no change in the market price or trading volume of the Company Shares or Parent Shares, as applicable, after the date hereof shall be deemed to constitute a Material Adverse Effect.

            (e) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

            (f) "Significant Tax Agreement" is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or its Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

            (g) "Subsidiary" shall mean, when used with reference to any entity,
         (i) any entity of which fifty percent (50%) or more of the outstanding voting securities or interests or (ii) any entity of which 50% of the economic interests, in the case of partnerships or limited liability companies, are owned directly or indirectly by such former entity.

            (h) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

         9.11 OBLIGATION OF THE COMPANY. Whenever this Agreement requires the Surviving Corporation or Merger Sub to take any action or otherwise to comply with any provision of this Agreement, such requirement shall be deemed to include an undertaking on the part of Parent to cause such party to take such action or comply with such provision and Parent shall be jointly and severally liable for any failure to take such action or to comply with such provision.

         9.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         9.13 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         9.14 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

         9.15 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         9.16 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

                                    DIVINE, INC.

                                    By: /s/ Jude Sullivan
                                       -----------------------------------

                                    Name: Jude Sullivan
                                         ---------------------------------

                                    Its: Senior Vice President
                                        ----------------------------------


                                    KNOWLEDGE RESOURCES
                                    ACQUISITION CORP.

                                    By: /s/ Jude Sullivan
                                       -----------------------------------

                                    Name: Jude Sullivan
                                         ---------------------------------

                                    Its:
                                        ----------------------------------


                                    ROWECOM INC.

                                    By: /s/ Richard R. Rowe
                                       -----------------------------------

                                    Name: Richard R. Rowe
                                         ---------------------------------

                                    Its: Chairman
                                        ----------------------------------